Exhibit 99.(j-1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report on The Spectra Fund dated December 12, 2006 in this Registration Statement of The Spectra Funds (Form N-1A No. 811-1743).

ERNST & YOUNG LLP

New York, New York

October 5, 2007